UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2004

Inhibitex, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50772	74-2708737

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employee Identification No.)

1165 Sanctuary Parkway, Suite 400 Alpharetta, GA		30004

(Address of Principal Executive Offices)		(Zip Code)

(678) 746-1100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

SIGNATURES
EXHIBIT INDEX
EX-99.1 PRESS RELEASE

Item 1.01 Entry into a Material Definitive Agreement.

Agreement between Lonza Biologics, PLC and Inhibitex, Inc.

On November 5, 2004, Inhibitex, Inc. (the “Company”), entered into an agreement with Lonza Biologics PLC, a unit of Lonza Group, LTD., Basel, Switzerland (“Lonza”), for the manufacture of the Company’s investigational monoclonal antibody, Aurexis. Under the terms of the agreement, Lonza has agreed to perform numerous process development related services and manufacture Aurexis for future clinical trials using its proprietary glutamine synthetase expression system. These services include, but are not limited to: cell culture, purification and assay evaluation and qualification; the production of a small-scale pilot run; the creation of a master cell bank; and the manufacture of at least one large-scale cGMP lot of Auxeris. It is anticipated that the majority of these services will be completed by the end of 2005. The agreement also provides for, at the Company’s option, the manufacture of a second large-scale cGMP lot of Aurexis.

The agreement may be terminated by the Company for any reason upon 30 days written notice. However, in the event such termination is not due to: the mutual agreement of the parties; a material breach of the agreement by Lonza that continues for more than 30 days; or Lonza ceasing to continue in business or entering into an administrative order of bankruptcy, receivership or liquidation, certain termination penalties could apply. Lonza may terminate the agreement upon: the mutual agreement of the parties; the occurrence of a material breach of the agreement by the Company that continues for at least 30 days; or the Company ceasing to continue in business or entering into an administrative order of bankruptcy, receivership or liquidation.

Item 8.01 Other Events.

The press release dated November 12, 2004 announcing the Agreement between Lonza Biologics, PLC and Inhibitex, Inc. is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description of Exhibits
99.1	Press Release dated November 12, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inhibitex, Inc. (Registrant)
November 12, 2004	By:	Date:/s/ Russell H. Plumb
Russell H. Plumb,
Vice President/Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
99.1	Press Release dated November 12, 2004.